COLUMBIA INTERNATIONAL STOCK FUND

MANAGEMENT AGREEMENT

AGREEMENT dated as of September 15, 2005, between COLUMBIA FUNDS SERIES TRUST I, a Massachusetts business trust (“Trust”), with respect to COLUMBIA INTERNATIONAL STOCK FUND (“Fund”), and COLUMBIA MANAGEMENT ADVISORS, LLC, a Delaware limited liability company (“Advisor”).

The parties agree as follows:

1. DUTIES OF ADVISER. The Adviser shall regularly provide the Fund with research, advice, and supervision with respect to investment matters and shall furnish continuously an investment program, recommend what securities shall be purchased or sold and what portion of the Fund’s assets shall be held invested or uninvested, subject always to the provisions of the Act and the Fund’s Articles of Incorporation and Bylaws, and amendments thereto, which amendments shall be furnished to the Adviser by the Fund. The Adviser shall take any steps necessary or appropriate to carry out its decisions in regard to the foregoing matters and the general conduct of the business of the Fund. The Adviser may take into consideration receipt of research and statistical information and other services rendered to the Fund in the allocation of commissions from portfolio brokerage business.

2. ALLOCATION OF CHARGES AND EXPENSES.

(a) The Adviser shall pay or reimburse the Fund for payments made by the Fund for all executive salaries and executive expenses, office rent of the Fund, ordinary office expenses (other than the expense of clerical services relating to the administration of the Fund), and for any other expenses that, if otherwise borne by the Fund, would cause the Fund to “be deemed to be acting as a distributor of securities of which it is the issuer, other than through an underwriter,” pursuant to Rule 12b-1 under the Act. The Adviser shall provide investment advisory, statistical, and research facilities and all clerical services relating to research, statistical, and investment work with respect to the Fund.

(b) The Adviser shall not be required to pay any expenses of the Fund other than those enumerated in this Agreement. The Fund will assume all other costs, including the cost of its custodian, legal, auditing, and accounting expenses, disinterested directors’ fees, taxes, and governmental fees, interest, brokers’ commissions, transaction expenses, cost of stock certificates, and any other expenses (including clerical expenses) of issue, sale, repurchase, or redemption of shares, expenses of registering or qualifying shares for sale, transfer taxes, and all expenses of preparing the Fund’s registration statement and prospectus, and the cost of printing and delivering to shareholders prospectuses and reports.

(c) At the request of the Fund, the Adviser shall pay all or a portion of the direct and indirect costs, charges and expenses of or related to the Fund’s business and operations. The Adviser will submit to the Fund on a monthly basis a statement setting forth the cost, charges and expenses paid by the Adviser for the previous month. Upon receipt of the statement, the Fund shall promptly reimburse the Adviser for the costs, charges and expenses.

3. COMPENSATION OF THE ADVISER. For the services to be rendered, the facilities to be furnished, and the payments to be made by the Adviser, as provided in Sections 1 and 2 hereof, each calendar month the Fund shall pay to the Adviser a fee calculated at an annual rate as a percentage of daily net assets that declines as net assets increase as follows: 0.87% of the first $500 million of the average daily net assets of the Fund, 0.82% of the next $500 million, 0.77% of the next $500 million, 0.72% of the next $1.5 billion, 0.70% of the next $3 billion and 0.68% in excess of $6 billion. If the asset value is not required to be determined on any particular business day, then for the purposes of this Section 3, the asset value of a share as last determined shall be deemed to be the asset value of a share as of the close of business on that day. If there is no business day in any calendar month, the fee shall be computed on the basis of the asset value of a share as last determined, multiplied by the average number of shares outstanding on the last day of the month.

4. COVENANTS OF THE ADVISER. In connection with purchases or sales of portfolio securities for the account of the Fund, neither the Adviser nor any officer, director, or employee of the Adviser shall act as a principal. The Adviser covenants that it and its employees will comply with investment restrictions of the Fund’s Bylaws applicable to them. If the Adviser or any of its affiliates give any advice to clients concerning the shares of the Fund, it will act solely as investment counsel for the clients and not on behalf of the Fund.

5. LIMITATION ON LIABILITY OF ADVISER. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this agreement relates, except a loss resulting from willful malfeasance, bad faith, or gross negligence on the part of the Adviser in the performance of its duties or from reckless disregard by the Adviser of its obligations and duties under this Agreement. The federal securities laws impose liabilities under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Fund may have under any federal securities laws.

6. DURATION AND TERMINATION OF THIS AGREEMENT.

(a) This Agreement shall remain in force for two years from the date hereof, and it may be continued from year to year thereafter if approved annually by a vote of a majority of the Fund’s shareholders or by its Board of Directors and in either case a vote of a majority of the Board of Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

(b) This Agreement may be terminated at any time without the payment of any penalty by vote of the Board of Directors of the Fund, by vote of a majority of the outstanding shares of the Fund, or by the Adviser, on 60 days written notice to the other party.

(c) This Agreement shall automatically terminate if it is assigned. The Adviser shall notify the Fund of any change in the officers or directors of the Adviser within a reasonable time after the change. The terms “assignment,” “vote of a majority of the outstanding voting securities”, and “interested persons” shall have the meanings specified in the Act.

Signatures on next page

IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the day and year first written above.

COLUMBIA FUNDS SERIES TRUST I
on behalf of COLUMBIA INTERNATIONAL STOCK FUND

By:	/s/ Christopher L. Wilson
Christopher L. Wilson
President

COLUMBIA MANAGEMENT ADVISORS, LLC

By:	/s/ Roger Sayler
Roger Sayler
Managing Director

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.

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